Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PRIMO BRANDS CORPORATION

ARTICLE I

NAME

The name of the Corporation is Primo Brands Corporation.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware, 19801. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE AND DURATION

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended and supplemented from time to time, the “DGCL”). The Corporation is to have a perpetual existence.

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 1,000,000,000, which shall be divided into three classes as follows:

800,000,000 shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”);

100,000,000 shares of Class B common stock, par value $0.01 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”); and

100,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

Section 1. The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board”) and outstanding from time to time in accordance with the terms of this Certificate of Incorporation.

Section 2. Except as otherwise provided herein (including any certificate of designation establishing any series of Preferred Stock) or expressly required by law, each holder of Class A Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Class A Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter; provided, that prior to the Beneficial Ownership Sunset Time (as defined below), Triton Water Parent Holdings, LP (the “Initial ORCP Stockholder”; provided, however, that following the date hereof, the Initial ORCP Stockholder may designate any other ORCP Stockholder (as defined below) as an additional (or a replacement) “Initial ORCP Stockholder” hereunder and if, as a result of such designation, there is more than one Initial ORCP Stockholder, the Initial ORCP Stockholders shall designate one of them to serve as the designated representative of the “Initial ORCP Stockholder” for purposes of taking any actions pursuant to this Certificate of Incorporation) or any other investment funds Affiliated (as defined below) with One Rock Capital Partners, LLC (collectively, “ORCP”) and ORCP’s Affiliates (as defined below), including any group (as defined in Rule 13d-3 of the Exchange Act (as defined below), each, a “Group”) that includes ORCP or its Affiliates (such Groups, collectively with ORCP and its Affiliates, the “ORCP Group”) may not, collectively, vote more than 49.0% of the shares of Class A Common Stock then outstanding.

Section 3. Except as otherwise provided herein or expressly required by law, (a) holders of Class B Common Stock, as such, shall not be entitled to vote on the election, appointment or removal of directors of the Corporation, and (b) each holder of Class B Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders, other than the election, appointment or removal of directors, and shall be entitled to one vote for each share of Class B Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Shares of Class B Common Stock shall not be included in determining the number of shares of Common Stock voting or entitled to vote on the election, appointment or removal of directors of the Corporation.

Section 4. Notwithstanding anything herein to the contrary and except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

Section 5. Except as expressly set forth in (a) Section 3 of this Article IV with respect to voting rights, (b) Section 8 of this Article IV with respect to dividend rights and (c) Article V with respect to conversion rights, shares of Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally to, share ratably with and be identical in all respects as to all matters. If the Corporation in any manner subdivides or combines the shares of Class A Common Stock, then the outstanding shares of Class B Common Stock will be subdivided or combined in the same proportion and manner, and if the Corporation in any manner subdivides or combines the shares of Class B Common Stock, then the outstanding shares of Class A Common Stock will be subdivided or combined in the same proportion and manner.

Section 6. Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide from time to time, by resolution or resolutions, for the creation and issuance, out of the authorized and unissued shares of Preferred Stock, of one or more series of Preferred Stock by filing a certificate of designation relating thereto with the Secretary of State of the State of Delaware pursuant to the DGCL, setting forth such resolution or resolutions and, with respect to each such series, establishing the designation of such series and the number of shares to be included in such series and fixing the terms of such series, the voting powers (full or limited, or no voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of each such series, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, and subject to the rights of the holders of any series of Preferred Stock then outstanding, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series to the extent permitted by law and this Certificate of Incorporation. The terms, voting powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock may be different from those of any and all other series at any time outstanding. Unless otherwise provided in the certificate of designation establishing a series of Preferred Stock, the Board may, by resolution or resolutions, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series of Preferred Stock and, if the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series of Preferred Stock.

Section 7. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock). Except as otherwise expressly provided in this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

Section 8. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Common Stock out of the assets of the Corporation which are legally available for this purpose at such times and in such amounts as the Board in its discretion shall determine, and the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, identically and ratably, on a per share basis, in such dividends as may be declared by the Board from time to time with respect to the Common Stock out of the assets legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares), then holders of Class A Common Stock shall be entitled to receive shares of Class A Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares), and holders of Class B Common Stock shall be entitled to receive shares of Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), as applicable.

Section 9. Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Class A Common Stock and Class B Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them, respectively.

Section 10. In the case of any consolidation or merger of the Corporation with or into any other entity or any conversion, domestication, transfer or continuance of the Corporation, the holders of shares of Class A Common Stock or Class B Common Stock shall be treated identically and ratably on a per share basis with respect to any consideration into which such shares are converted or any such consideration paid or otherwise distributed to the stockholders.

Section 11. The number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) without a separate class vote of the holders of Class A Common Stock, Class B Common Stock, or Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto).

ARTICLE V

CONVERSION RIGHTS

Section 1. Following the earliest to occur of (a) the repayment or redemption in full of both series of the Primo Notes (as defined below) in accordance with the terms and conditions of the Primo Indentures (as defined below), (b) 11:59 P.M. Eastern Time on April 30, 2029 or (c) the effectiveness of the waiver of (or amendment to render inapplicable) the “change of control” provisions in each of the Primo Indentures by holders of a majority of the aggregate principal amount then outstanding of each series of the Primo Notes (such time on which the earliest event occurs, the “Beneficial Ownership Sunset Time”), all of the shares of Class B Common Stock shall automatically, and without any further action on the part of the holders of the Class B Common Stock, convert into an equal number of shares of Class A Common Stock. As promptly as practicable thereafter, the Corporation shall provide notice to the converted holder(s) of Class B Common Stock of such event and the resulting conversion of Class B Common Stock to Class A Common Stock pursuant to this Article V.

Section 2. Prior to the Beneficial Ownership Sunset Time, each share of Class A Common Stock held by a member of the ORCP Group may be converted into one share of Class B Common Stock at any time at the option of such holder.

Section 3. Subject to Section 1 and Section 4 of this Article V, each share of Class B Common Stock may be converted into one share of Class A Common Stock at any time at the option of the holder.

Section 4. Prior to the Beneficial Ownership Sunset Time, the Corporation shall not effect any conversion of shares of Class B Common Stock into shares of Class A Common Stock and no holder of Class B Common Stock shall be entitled to convert shares of Class B Common Stock into shares of Class A Common Stock to the extent that, after giving effect to such conversion, any Person (as defined below), Group or any of their respective Affiliates would beneficially own in excess of 49.0% of the shares of Class A Common Stock of the Corporation outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Class A Common Stock beneficially owned by any such Person, Group or any of their respective Affiliates shall include the number of shares of Class A Common Stock issuable upon conversion of the Class B Common Stock with respect to which such conversion is being requested, but shall exclude shares of Class A Common Stock that would be issuable upon (x) conversion of the remaining, unconverted shares of Class B Common Stock beneficially owned by such Person, Group or any of their respective Affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such Person, Group or any of their respective Affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section 4, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act.

Section 5. Prior to the Beneficial Ownership Sunset Time, if any transfer, issuance or other event occurs that, if effective, would result in the ORCP Group Beneficially Owning in excess of 49.0% of the shares of Class A Common Stock of the Corporation outstanding immediately after such transfer, issuance or other event, (i) then that number of shares of Class A Common Stock that would otherwise cause the ORCP Group to Beneficially Own in excess of 49.0% of the shares of Class A Common Stock of the Corporation outstanding (rounded up to the nearest whole share) shall be automatically converted into shares of Class B Common Stock or, (ii) if, for any reason, the conversion described in clause (i) of this sentence is not automatically effective as provided therein to prevent the ORCP Group from Beneficially Owning more than 49.0% of the shares of Class A Common Stock then outstanding, then the transfer, issuance or other event that otherwise would cause the ORCP Group to Beneficially Own more than 49.0% of the shares of Class A Common Stock then outstanding shall be void ab initio and the ORCP Group shall have no rights in respect of such additional shares of Class A Common Stock.

Section 6. In connection with any conversion of shares of Class A Common Stock into shares of Class B Common Stock or Class B Common Stock into shares of Class A Common Stock pursuant to this Article V, if reasonably required by the Corporation’s transfer agent, the Corporation shall, as promptly as practicable, deliver or cause to be delivered to such transfer agent any opinions, authorizations, certificates and/or directions in order to authorize and direct the transfer agent to issue such shares of Common Stock in accordance with the provisions of this Article V.

Section 7. Upon any conversion of shares of Class A Common Stock into shares of Class B Common Stock or shares of Class B Common Stock into shares of Class A Common Stock pursuant to this Certificate of Incorporation, the holder shall surrender each certificate or certificates (if shares are in certificated form) representing the shares being converted, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at its principal corporate office stating the name or names in which the certificate or certificates representing the shares issued upon such conversion are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class A Common Stock or Class B Common Stock, as the case may be (if such shares are certificated), to which such holder shall be entitled as aforesaid or, if such shares are uncertificated, register such shares in book-entry form. Such conversion shall be deemed to have been made immediately upon the occurrence of any event described in Section 1, Section 2 or Section 3 of this Article V, and the Person or Persons entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares as of such date.

Section 8. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, the number of shares of Class A Common Stock as shall from time to time be sufficient to effect a conversion of all outstanding shares of Class B Common Stock. Prior to the Beneficial Ownership Sunset Time, the Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, the number of shares of Class B Common Stock as shall from time to time be sufficient to effect a conversion of all outstanding shares of Class A Common Stock then held by the ORCP Group. The Corporation covenants that all shares issued upon any such conversion will, upon issuance, be validly issued, fully paid and non-assessable.

Section 9. In the event any shares of Class B Common Stock shall be converted into shares of Class A Common Stock pursuant to this Article V, the shares of Class B Common Stock so converted shall be retired and shall not be reissued by the Corporation.

ARTICLE VI

BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

Section 1. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 2. (a) Except as otherwise provided for or fixed pursuant to (i) the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) or (ii) Section 6 of this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the Total Number of Directors (as defined below) shall be determined from time to time exclusively by resolution adopted by the Board; provided, however, that for so long as at least one Sponsor Stockholder (as defined below) qualifies as a Nominating Sponsor Stockholder (as defined below), unless otherwise requested in writing by the ORCP Stockholders (as defined below), the Total Number of Directors shall be fixed at the number of directors included in the table below that corresponds with the Beneficial Ownership (as defined below) of Class A Common Stock by the Nominating Sponsor Stockholders (subject to clause (b) below):

Beneficial Ownership of Class A Common Stock by the Nominating Sponsor Stockholders	Total Number of Directors
53% or greater	15
Less than 53%, but greater than or equal to 45%	15
Less than 45%, but greater than or equal to 40%	14
Less than 40%, but greater than or equal to 35%	13
Less than 35%, but greater than or equal to 30%	12
Less than 30%, but greater than or equal to 25%	12
Less than 25%, but greater than or equal to 15%	12
Less than 15%, but greater than or equal to 5%	12
Less than 5%	11

(b) For so long as a Sponsor Stockholder (other than a Specified Mutual Fund (as defined in the Arrangement Agreement and Plan of Merger in the form executed and delivered as of June 16, 2024)) Beneficially Owns greater than or equal to five percent (5%) of the outstanding Class A Common Stock, such Sponsor Stockholder shall have certain director nomination rights (each such Sponsor Stockholder, a “Nominating Sponsor Stockholder” and collectively, the “Nominating Sponsor Stockholders”). The Nominating Sponsor Stockholders shall have the right, but not the obligation, to nominate a number of individuals for election to the Board equal to the Sponsor Board Representation Number (as defined below) (with each of such individuals being nominated by the applicable Nominating Sponsor Stockholder as such Nominating Sponsor Stockholder shall from time to time designate in writing to the Corporation) and who are reasonably acceptable to the Unaffiliated Directors (each, a “Sponsor Nominee”); provided, that a Sponsor Nominee who is a senior employee or operating partner of a Nominating Sponsor Stockholder shall be considered to be reasonably acceptable to the Unaffiliated Directors. For the avoidance of doubt, the Unaffiliated Directors may determine that a Sponsor Nominee is not reasonably acceptable if such Sponsor Nominee is a Competing Director. The Sponsor Board Representation Number shall be equal to that number of directors included in the table below that corresponds with the collective Beneficial Ownership of Class A Common Stock by the Nominating Sponsor Stockholders that is included in the table below, based on the percentages shown below of shares of Class A Common Stock Beneficially Owned by the Nominating Sponsor Stockholders in the aggregate:

Beneficial Ownership of Class A Common Stock by the Nominating Sponsor Stockholders	Sponsor Board Representation Number
53% or greater	8
Less than 53%, but greater than or equal to 45%	7
Less than 45%, but greater than or equal to 40%	6
Less than 40%, but greater than or equal to 35%	5
Less than 35%, but greater than or equal to 30%	4
Less than 30%, but greater than or equal to 25%	3
Less than 25%, but greater than or equal to 15%	2
Less than 15%, but greater than or equal to 5%	1
Less than 5%	0

In the event that more than one Sponsor Stockholder qualifies as a Nominating Sponsor Stockholder pursuant to this Section 2(b), such Sponsor Nominees shall be allocated among the Nominating Sponsor Stockholders as determined by the ORCP Stockholders in their sole discretion, provided, however, that (i) without the consent of the Unaffiliated Directors, in no event shall the Nominating Sponsor Stockholders that are not ORCP Stockholders have the right to designate more than one Sponsor Nominee in the aggregate, (ii) in the event that the aggregate number of Sponsor Nominees is limited pursuant to the preceding clause (i) (so as to be a lower number than it would have been but for the application of such clause), then (x) the aggregate number of Sponsor Nominees shall be the sum of (A) the Sponsor Nominees the ORCP Stockholders are entitled to designate according to the Beneficial Ownership of Class A Common Stock by the ORCP Stockholders without regard for the holdings of other Nominating Sponsor Stockholders, plus (B) the additional Sponsor Nominee designated by the other Nominating Sponsor(s), (y) the aggregate Sponsor Board Representation Number included in the table above shall be deemed reduced to give effect to such limitation and (z) the Total Number of Directors, as determined pursuant to Section 2(a), shall be correspondingly reduced, and (iii) in no event shall the total number of Sponsor Nominees exceed the Sponsor Board Representation Number. In the event that the ORCP Stockholders intend to allocate the right to designate a director nominee to a Nominating Sponsor Stockholder that is not an ORCP Stockholder as contemplated by the immediately preceding sentence, the ORCP Stockholders shall (i) provide notice to the Unaffiliated Directors regarding such determination and (ii) if such designee is intended to replace a director previously designated to the Board by the ORCP Stockholders, then the ORCP Stockholders shall notify the Unaffiliated Directors which director nominee designated by the ORCP Stockholders such designee will replace. Notwithstanding the foregoing, (i) in the event that a Nominating Sponsor Stockholder ceases to Beneficially Own greater than or equal to 5% of the outstanding Class A Common Stock, such Sponsor Stockholder shall cease to be a Nominating Sponsor Stockholder for purposes of this Section 2 and shall no longer have the right to nominate any Sponsor Nominees; (ii) in no event shall the ORCP Stockholders be entitled to nominate a majority of the Total Number of Directors pursuant to this Section 2 if doing so would violate the terms of either of the Primo Indentures; and (iii) for so long as the Nominating Sponsor Stockholders are entitled to nominate a number of Sponsor Nominees representing less than a majority of the Total Number of Directors, the Nominating Sponsor Stockholders, together with the Unaffiliated Directors, shall be entitled to mutually agree on any replacement of (including by filing a vacancy created by the resignation or removal of) the Mutually Agreed Director and any successive replacements thereof.

(c) To the fullest extent permitted by law, for so long as the Sponsor Stockholders have the right to nominate any Sponsor Nominees, in connection with each election of directors, (i) the Corporation shall nominate each such Sponsor Nominee for election as a director as part of the slate that is included in the proxy statement (or consent solicitation or similar document) of the Corporation relating to the election of directors, and shall provide the highest level of support for the election of each such Sponsor Nominee as it provides to any other individual standing for election as a director as part of the Corporation’s slate of directors, and (unless the Board determines in good faith that such actions would violate the directors’ fiduciary duties under applicable law) the Board shall recommend that the stockholders of the Corporation elect to the

Board each such Sponsor Nominee, and (ii) the Corporation shall include in the slate that is included in the proxy statement (or consent solicitation or similar document) of the Corporation relating to the election of directors, subject to the last sentence of this paragraph, only (1) the Sponsor Nominees nominated by the Nominating Sponsor Stockholders in accordance with Section 2(b) and (2) the other director nominees nominated by the Unaffiliated Directors (or a committee thereof). For so long as the Sponsor Stockholders have the right to nominate any Sponsor Nominees, the Board (and any committee thereof) shall not nominate (and the Corporation shall not include in the slate that is included in the proxy statement (or consent solicitation or similar document) of the Corporation relating to the election of directors) a number of nominees for any election of directors that exceeds the Total Number of Directors on the Board. For the avoidance of doubt, nothing herein shall prevent the Corporation from including director nominees submitted by stockholders for inclusion in the Corporation’s proxy statement under proxy access or similar rules under the Exchange Act.

(d) If the Nominating Sponsor Stockholders have nominated fewer directors than the Sponsor Board Representation Number, the Nominating Sponsor Stockholders shall have the right, at any time, to nominate such additional number of Sponsor Nominees to which they are entitled pursuant to Section 2(b). In such event, to the fullest extent permitted by law, the Corporation shall take all necessary action to: (i) increase the size of the Board if required to enable the Nominating Sponsor Stockholders to so nominate such additional Sponsor Nominees and (ii) designate such additional Sponsor Nominees nominated by the Nominating Sponsor Stockholders to fill such newly created directorships, as applicable; provided, however, that the number of authorized directors shall not exceed the Total Number of Directors.

(e) If, from time to time, the Sponsor Board Representation Number shall decrease as a result of a decrease in the Beneficial Ownership of Class A Common Stock of a Nominating Sponsor Stockholder and the applicable number of Sponsor Nominees have resigned from the Board, the Total Number of Directors shall be reduced accordingly pursuant to Section 2(a). Subject to the immediately foregoing sentence, in the event that a Sponsor Nominee shall cease to serve as a director for any reason (including any removal thereof), the applicable Nominating Sponsor Stockholder shall have the right to fill any vacancy resulting therefrom with another Sponsor Nominee and the Corporation shall take all necessary action to fill such vacancy with the Sponsor Nominee and shall take the actions set forth in Section 2(c) with respect to such Sponsor Nominee (and, for the avoidance of doubt, such director seat shall remain vacant until such vacancy is filled in accordance with this Section 2(e)). For the avoidance of doubt, it is understood that the failure of the stockholders of the Corporation to elect any Sponsor Nominee shall not affect the right of the applicable Nominating Sponsor Stockholder to nominate the Sponsor Nominee for election pursuant to this Section 2(e) in connection with any future election of directors. During the 24-month period following November 8, 2024, a vacancy created by an Unaffiliated Director ceasing to serve as a director for any reason (including any removal thereof) shall be filled by the Unaffiliated Directors with an individual chosen by the Unaffiliated Directors who is reasonably acceptable to the ORCP Stockholders (such acceptance not to be unreasonably withheld, conditioned or delayed). Following such 24-month period following November 8, 2024, a vacancy created by an Unaffiliated Director ceasing to serve as a director for any reason (including any removal thereof) shall be filled by the Board with, so long as the ORCP Stockholders are entitled to appoint at least two (2) directors, an individual chosen by the Board who is reasonably acceptable to the ORCP Stockholders (such acceptance not to be unreasonably withheld, conditioned or delayed).

(f) In accordance with this Certificate of Incorporation and the Bylaws (as defined below), (i) the Board shall establish and maintain an audit committee of the Board, as well as all other committees of the Board required in accordance with applicable law and stock exchange regulations, and (ii) the Board may from time to time by resolution establish and maintain other committees of the Board.

(g) Subject to Section 2(c) and (d), for so long as the ORCP Stockholders have the right to nominate at least one (1) Sponsor Nominee, the ORCP Stockholders shall have the right, but not the obligation, to designate a number of members to each committee of the Board equal to the lesser of (A) two (2) directors or (B) the number of directors that is proportionate (rounding up to the whole director) to the number of Sponsor Nominees that the ORCP Stockholders are entitled to nominate to the Board under this Article VI (it being understood that for so long as the ORCP Stockholders Beneficially Own greater than or equal to 45% of the outstanding Class A Common Stock, the ORCP Stockholders shall have the right to designate at least half of the members of each committee); provided, that any such designee or designees shall be a director, shall be qualified to serve on the applicable committee under applicable law and stock exchange listing standards, and, taking into account any applicable transition provisions or exceptions, shall qualify as “independent” under applicable stock exchange listing standards and the rules and regulations of the SEC. Any additional committee members shall be determined by the Board.

(h) The Sponsor Nominees designated to serve on a committee of the Board shall have the right to remain on such committee until the next election of directors, regardless of the Sponsor Board Representation Number following such designation, subject to the first sentence of Section 2(e), in which case the Nominating Sponsor Stockholders may designate a different Sponsor Nominee, in accordance with the procedures and requirements set forth in Section 2(g) of this Article VI, to serve on such committee until such time. Unless the ORCP Stockholders notify the Corporation otherwise prior to the time the Board takes action to change the composition of a committee, and to the extent the Sponsor Board Representation Number is such that the ORCP Stockholders have the right pursuant to Section 2(g) to nominate a committee member at the time the Board takes action to change the composition of any such committee, any Sponsor Nominee currently designated by the ORCP Stockholders to serve on a committee shall be presumed to be re-designated for such committee. If the ORCP Stockholders have designated less than the number of directors to serve on one or more committees to which they are entitled, the ORCP Stockholders shall have the right, at any time, to designate such (or such additional number of) Sponsor Nominees to committees to which they are entitled.

(i) If at any time a Sponsor Nominee serving on the Board becomes a Competing Director and such Sponsor Nominee has resigned from the Board, the applicable Nominating Sponsor Stockholders shall have the right to fill the resulting vacancy, including, in the case of the ORCP Stockholders, on any applicable committee of the Board, and the Corporation shall take all necessary action to fill such vacancy with the new Sponsor Nominee, in accordance with the procedures and requirements set forth in Section 2(g) of this Article VI (and, for the avoidance of doubt, such director seat shall remain vacant until such vacancy is filled in accordance with this paragraph (i)).

Section 3. Directors of the Corporation shall be elected annually for terms of one year and any such director shall hold office until the next annual meeting of stockholders and until his or her successor shall be elected and qualified, or until his or her death, resignation, retirement, disqualification or removal from office.

Section 4. Subject to any special rights of the holders of one or more outstanding series of Preferred Stock, any or all of the directors may be removed with or without cause only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of voting stock of the Corporation entitled to vote generally on the election of directors; provided, however, that prior to the Trigger Event (as defined below), any of the directors nominated by a Sponsor Stockholder may be removed with or without cause by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of voting stock of the Corporation entitled to vote generally on the election of directors.

Section 5. Except as otherwise expressly required by law, and subject to any special rights of the holders of one or more outstanding series of Preferred Stock or the rights granted pursuant to the provisions of Section 2 of Article VI, any vacancies on the Board resulting from death, resignation, disqualification, removal, retirement or other causes (if the size of the Board is not to be reduced as specified in Article VI) and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by the sole remaining director, and shall not be filled by the stockholders; provided, however, that prior to the Trigger Event, and except as otherwise expressly required by law, and subject to any special rights of the holders of one or more outstanding series of Preferred Stock or the rights granted pursuant to the provisions of this Article VI, any vacancies on the Board resulting from death, resignation, disqualification, removal, retirement or other causes of a director nominated by a Sponsor Stockholder (if the size of the Board is not to be reduced as specified in Article VI) shall be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, by the sole remaining director, or by the stockholders. Any director elected to fill a vacancy or newly created directorship shall hold office until the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 6. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the special right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (a) the then otherwise Total Number of Directors shall automatically be increased by such specified number of additional directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to the Certificate of Incorporation (including any certificate of designation establishing such series of Preferred Stock), and (b) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to the certificate of designation establishing such series of Preferred Stock, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by this Certificate of Incorporation (including any certificate of designation establishing any series of Preferred Stock), whenever the holders of any series of Preferred Stock having the special right to elect additional directors are divested of such right pursuant to this Certificate of Incorporation (including pursuant to any such certificate of designation), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification, retirement or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 7. The directors of the Corporation need not be elected by written ballot unless the amended and restated bylaws of the Corporation (as in effect from time to time, the “Bylaws”) so provide.

Section 8. Except as may otherwise be set forth in the resolution or resolutions of the Board providing for the issuance of one or more series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

ARTICLE VII

STOCKHOLDERS

Section 1. At any time prior to the Trigger Event, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with Section 228 of the DGCL. From and after the Trigger Event, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation (and may not be effected by any consent in lieu of a meeting); provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

Section 2. Except as otherwise required by law and subject to any special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board or the Chair of the Board, and such special meetings may not be called by stockholders or any other Person or Persons; provided, however, that prior to the Trigger Event, special meetings of stockholders of the Corporation shall also be called, for any purpose or purposes, at any time by or at the direction of the Board or the Chair of the Board at the request of ORCP.

Section 3. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE VIII

LIABILITY

Section 1. No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

Section 2. Neither any amendment nor repeal of this Article VIII, nor the adoption by amendment of this Certificate of Incorporation of any provision inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article VIII, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

ARTICLE IX

CERTAIN STOCKHOLDER RELATIONSHIPS

Section 1. In recognition and anticipation that (a) certain directors, principals, members, officers, associated funds, employees and/or other representatives of the Sponsor Stockholders (as defined below) and their Affiliates may serve as directors, officers or agents of the Corporation, (b) the Sponsor Stockholders and their Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (c) members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Persons identified in (a), (b) or (c) above (such Persons being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

Section 2. None of the Identified Persons shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (a) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (b) competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation, except as provided in Section 4 of this Article IX. Subject to Section 4 of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other matter or business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no fiduciary duty or other duty (contractual or otherwise) to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not present such corporate opportunity to the Corporation or any of its Affiliates.

Section 3. The Corporation and its Affiliates do not have any rights in and to the business ventures of any Identified Person, or the income or profits derived therefrom, and the Corporation agrees that each of the Identified Persons may do business with any potential or actual customer or supplier of the Corporation or may employ or otherwise engage any officer or employee of the Corporation.

Section 4. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such Person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 2 of this Article IX shall not apply to any such corporate opportunity.

Section 5. In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (a) the Corporation is neither financially or legally able, nor contractually permitted, to undertake, (b) from its nature, is not in the line of the Corporation’s business (or is not under development and projected to grow into a material business for the Corporation) or is of no practical advantage to the Corporation or (c) is one in which the Corporation has no interest or reasonable expectancy.

Section 6. For purposes of this Article IX, “Affiliate” shall mean (a) in respect of any Sponsor Stockholder, any Person that, directly or indirectly, is controlled by such Sponsor Stockholder, controls such Sponsor Stockholder or is under common control with such Sponsor Stockholder and shall include (i) any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any Person that is controlled by the Corporation) and (ii) any funds or vehicles advised by Affiliates of such Sponsor Stockholder, (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any Person that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

Section 7. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX. Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

ARTICLE X

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

Section 1. Subject to the provisions of this Article X, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of stock required by this Certificate of Incorporation (including any certificate of designation in respect of one or more series of Preferred Stock) or applicable law, the following provisions of this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding shares of voting stock of the Corporation entitled to vote thereon, voting together as a single class: Article VI, Article VII, Article VIII, this Article X or Article XI. From and after the Trigger Event, notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of stock required by this Certificate of Incorporation (including any certificate of designation in respect of one or more series of Preferred Stock) or applicable law, the following provisions of this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding shares of voting stock of the Corporation entitled to vote thereon, voting together as a single class: Section 6 of Article IV, or Article IX. For so long as any shares of Class B Common Stock are outstanding, (a) none of Section 5 of Article IV, Section 10 of Article IV, Section 8 of Article IV or Section 9 of Article IV (as they relate to the equal treatment of the Class B Common Stock) shall be waived, altered, amended or repealed (whether by merger, consolidation or otherwise), in whole or in part, without the unanimous vote of the holders of the outstanding shares of Class B Common Stock and (b) none of Section 3 of Article IV, Article V or this proviso of Article X shall be waived, altered, amended or repealed (whether by merger, consolidation or otherwise), in whole or in part, without (i) the affirmative vote of the holders of a majority in voting power of all the then-outstanding shares of Class A Common Stock plus (ii) the unanimous vote of the holders of the outstanding shares of Class B Common Stock.

Section 2. The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws without the consent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of capital stock of the Corporation required by this Certificate of Incorporation (including any certificate of designation in respect of one or more series of Preferred Stock), by the Bylaws or applicable law, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE XI

DGCL SECTION 203 AND BUSINESS COMBINATIONS

Section 1. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Section 2. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

a)	prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

b)

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

c)

at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

Section 3. The restrictions contained in this Article XI shall not apply if a stockholder becomes an interested stockholder inadvertently and (a) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (b) would not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership.

Section 4. For purposes of this Article XI, references to:

a)	“Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

b)

“associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other person of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

c)

“ORCP Direct Transferee” means any person that acquires (other than in a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) directly from any of the ORCP Group beneficial ownership of 5% or more of the then-outstanding voting stock of the Corporation.

d)

“ORCP Indirect Transferee” means any person that acquires (other than in a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) directly from any ORCP Direct Transferee or any other ORCP Indirect Transferee beneficial ownership of 5% or more of the then-outstanding voting stock of the Corporation.

e)	“business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

i.

any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (A) with the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other person if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 2 of this Article XI is not applicable to the surviving entity;

ii.

any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

iii.

any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (C)-(E) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

iv.

any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

v.

any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

f)

“control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other person shall be presumed to have control of such person, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article XI, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such person.

g)

“interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the Affiliates and associates of such person; but “interested stockholder” shall not include or be deemed to include, in any case, (A) ORCP or any of its respective current and future Affiliates (so long as such Affiliates remain an Affiliate) or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (B) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

h)	“owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:

i.	beneficially owns such stock, directly or indirectly; or

ii.

has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more persons; or

iii.

has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subsection (ii) of the definition of “owner” above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

i)	“person” means any individual, corporation, partnership, unincorporated association or other entity.

j)	“stock” means, with respect to any corporation, capital stock and, with respect to any other person, any equity interest.

k)	“voting stock” means stock of any class or series entitled to vote generally in the election of directors.

ARTICLE XII

MISCELLANEOUS

If any provision or provisions of this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, any certificate of designation relating to any series of Preferred Stock and each portion of any paragraph of this Certificate of Incorporation or certificate of designation containing any such provision or provisions held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

When the terms of this Certificate of Incorporation refer to a specific agreement or other document or a decision by any body or Person that determines the meaning or operation of a provision hereof, the secretary of the Corporation shall maintain a copy of such agreement, document or decision at the principal executive offices of the Corporation and a copy thereof will be provided free of charge to any stockholder who makes a request therefor. Unless expressly provided herein or the context otherwise requires, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein).

ARTICLE XIII

DEFINITIONS

As used in this Certificate of Incorporation, except as otherwise expressly provided herein and unless the context requires otherwise, the following terms shall have the following meanings:

“Affiliate” means, other than as set forth in Article IX and Article XI, with respect to any specified Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with the specified Person, including any partner, officer, director or member of the specified Person and, if the specified Person is a private equity fund, any investment fund now or hereafter existing that is managed by, or which is controlled by or is under common control with, one or more general partners or managing members of, or shares the same management company with, the specified Person or any investment fund, managed account vehicle, collective investment scheme or comparable investment vehicle, other than any such vehicle formed for a single investor (“Fund”) now or hereafter existing that shares the same management company or registered investment advisor with such specified Person or any Fund now or hereafter existing that is controlled by, under common control with, managed or advised by the same management company or registered investment advisor that controls, is under common control with, manages or advises the Fund that controls such specified Person. For the purposes of this definition, “control” (including, with its correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct, or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise.

“Beneficial Ownership” other than as set forth in Section 4 of Article V or in the definition of Trigger Event, means ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power which includes the power to vote, or to direct the voting of, such security; or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; provided, that, for purposes of Section 2 of Article VI, Beneficial Ownership of Class A Common Stock shall not include any shares of Class A Common Stock issuable upon conversion of Class B Common Stock prior to the actual conversion into shares of Class A Common Stock thereof. The terms “Beneficially Own” and “Beneficial Owner” shall have a correlative meaning.

“Competing Director” means any Sponsor Nominee who serves as an officer, director, partner, member, or employee for any business that competes in any material respect with the Corporation or its Subsidiaries, if a majority of the independent directors determines in good faith that such Sponsor Nominee’s service on the Board would constitute a violation of the Corporation’s bona fide conflict-of-interest policies, as applied consistently with respect to all actual or potential Directors; provided, however, that ORCP and its Affiliated Funds and other Affiliates (excluding any portfolio companies controlled by Funds advised by ORCP that so compete) will not be considered businesses that compete with the Corporation or its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations).

“Mutually Agreed Director” means the one director mutually agreed by the Unaffiliated Directors and the ORCP Stockholders to serve on the Board.

“ORCP Stockholders” means, collectively, (i) the Initial ORCP Stockholder (including any additional Initial ORCP Stockholder designated as such pursuant to the definition of “Initial ORCP Stockholder”) and (ii) any Sponsor Stockholder Transferees that are Affiliates of the Initial ORCP Stockholder that are directly or indirectly controlled by the Person or Persons or their respective Affiliates who control the Initial ORCP Stockholder. Unless the Corporation is otherwise notified in writing by the Initial ORCP Stockholder, the Initial ORCP Stockholder shall at all times serve as the designated representative to act on behalf of the ORCP Stockholders for purposes of Article VI and shall have the sole power and authority to bind the ORCP Stockholders with respect to all provisions of Article VI; provided, however, that if the Initial ORCP Stockholder elects in its sole discretion to cease to serve as the designated representative of the ORCP Stockholders, then the Initial ORCP Stockholder or, in the absence of the Initial ORCP Stockholder doing so, a majority in interest of the members of the ORCP Stockholders at such time shall designate and appoint one member of the ORCP Stockholders to serve as the designated representative of the ORCP Stockholders for purposes of Article VI, which designee (and any successor thereafter designated and appointed) shall have the sole power and authority to bind the ORCP Stockholders with respect to all provisions of Article VI. The Corporation and the Sponsor Stockholders shall be entitled to rely on all actions taken by the Initial ORCP Stockholder or such designee on behalf of the ORCP Stockholders.

“Permitted Transferee” means, with respect to any Sponsor Stockholder, (i) any Affiliate of such Sponsor Stockholder, (ii) any director, officer or employee of any Affiliate of such Sponsor Stockholder, (iii) any direct or indirect member or general or limited partner of such Sponsor Stockholder that is the Transferee of Shares pursuant to a pro rata distribution of Shares by such Sponsor Stockholder to its partners or members, as applicable (or any subsequent transfer of such Shares by the Transferee to another Permitted Transferee), or (iv) any other Transferee designated as a Permitted Transferee by the ORCP Stockholders.

“Person” means, other than as set forth in Section 4 of Article XI, an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government (or agency or political subdivision thereof) or any other entity or group (as defined in Section 13(d) of the Exchange Act), and shall include any successor (by merger or otherwise) of such entity.

“Primo Indentures” means, collectively, (a) the Indenture, dated as of October 22, 2020 (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms), by and among Primo Water Holdings Inc., as issuer, the guarantors party thereto, BNY Trust Company of Canada, as Canadian trustee, The Bank of New York Mellon, as U.S. trustee, paying agent, registrar, transfer agent and authenticating agent, and The Bank of New York Mellon, London Branch, as London paying agent, governing Primo Water Holdings Inc.’s 3.875% Senior Notes due 2028, and (b) the Indenture, dated as of April 30, 2021 (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms), by and among Primo Water Holdings Inc., as issuer, the guarantors party thereto, BNY Trust Company of Canada, as Canadian trustee, and The Bank of New York Mellon, as U.S. trustee, paying agent, registrar, transfer agent and authenticating agent, governing Primo Water Holdings Inc.’s 4.375% Senior Notes due 2029.

“Primo Notes” means, collectively, Primo Water Holding Inc.’s 3.875% Senior Notes due 2028 and 4.375% Senior Notes due 2029, in each case, issued pursuant to the Primo Indentures.

“Shares” means, at any time, (i) shares of Common Stock and (ii) any other equity securities, in each case, now or hereafter issued by the Corporation, together with any options, warrants or other rights thereon and any other shares or other equity securities issued or issuable with respect thereto (whether by way of a share dividend, share split or in exchange for or in replacement or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

“Sponsor Board Representation Number” means, at any time of determination, the Total Number of Directors that the Nominating Sponsor Stockholders shall have the right to nominate for election to the Board.

“Sponsor Stockholders” means, collectively, (i) the Initial ORCP Stockholder and (ii) any Sponsor Stockholder Transferees.

“Sponsor Stockholder Transferee” means a Permitted Transferee (other than pursuant to clause (iii) of the definition of “Permitted Transferee”) of (i) the Initial ORCP Stockholder or (ii) an Affiliate of the Initial ORCP Stockholder, in each case, (x) to which is Transferred any shares of Common Stock by the Initial ORCP Stockholder or a Permitted Transferee of the Initial ORCP Stockholder and (y) which becomes a party hereto by executing a joinder agreement to the Stockholders Agreement; provided, that any Person that is a Sponsor Stockholder Transferee that is a Permitted Transferee pursuant to clause (iv) of the definition of Permitted Transferee, shall only be considered a Sponsor Stockholder Transferee for purposes of Article VI hereof if such Permitted Transferee is either (x) a Permitted Sell-Down Transferee that is not a Specified Mutual Fund (each as defined in the Arrangement Agreement and Plan of Merger in the form executed and delivered as of June 16, 2024) or (y) approved by the Unaffiliated Directors (such approval not to be unreasonably withheld, conditioned or delayed).

“Stockholders Agreement” means the Stockholders Agreement, dated as of November 7, 2024, between the Corporation and Triton Water Parent Holdings, LP, a Delaware limited partnership, as it may be amended and/or restated from time to time in accordance with its terms.

“Total Number of Directors” means, at any time of determination, the total authorized number of directors comprising the Board; provided, that for so long as at least one Sponsor Stockholder qualifies as a Nominating Sponsor Stockholder pursuant to Section 2(b) of Article VI, unless otherwise requested by ORCP in writing and subject to Section 2(b) of Article VI, the Total Number of Directors shall be fixed at the number of directors included in Section 2(a) that corresponds with the Nominating Sponsor Stockholders’ collective Beneficial Ownership of Class A Common Stock at such time.

“Transfer” means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal of all or any portion of a security, any interest or rights in a security, or any rights under the Stockholders Agreement.

“Transferee” means the recipient of a Transfer.

“Trigger Event” means the first date on which the ORCP Stockholders cease to beneficially own (directly or indirectly) more than 40% of the voting power of the outstanding shares of Class A Common Stock. For the purpose of this definition, “beneficial ownership” or the phrase “beneficially own” shall be determined in accordance with Rule 13d-3 promulgated under the Exchange Act.

“Unaffiliated Directors” means a committee of the members of the Board who are not the Mutually Agreed Director or a Sponsor Nominee, acting by the affirmative vote of a majority vote of the total members of the committee; provided, however, for purposes of Section 2(e) of Article VI, “Unaffiliated Directors” means a director who is not a Mutually Agreed Director or a Sponsor Nominee.

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IN WITNESS WHEREOF, Primo Brands Corporation has caused this Certificate of Incorporation to be executed by its duly authorized officer on this 7th day of November, 2024.

PRIMO BRANDS CORPORATION

By:	/s/ Hih Song Kim
Name:	Hih Song Kim
Title:	Chief Administrative Officer

[Signature Page to Amended and Restated Certificate of Incorporation]